Filed Pursuant to Rule 424(b)(3)

Registration No. 333-175761

PROSPECTUS SUPPLEMENT NO. 7 TO PROSPECTUS DATED AUGUST 2, 2011

THE DATE OF THIS SUPPLEMENT IS MARCH 6, 2012

________________________________________________________________________

CROSS BORDER RESOURCES, INC.

7,209,375 Shares of Common Stock

This Prospectus Supplement No. 7 supplements the information previously provided in the prospectus dated August 2, 2011(including any supplements thereto, the “Prospectus”) relating to the resale by selling stockholders identified therein of up to an aggregate of 7,209,375 shares of common stock of Cross Border Resources, Inc.

This Prospectus Supplement is filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on March 6, 2012.

This Prospectus Supplement is not complete without the Prospectus and should be read in conjunction with the Prospectus which is required to be delivered with this Prospectus Supplement. The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on page 2 of the Prospectus before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 1, 2012

Date of Report (Date of earliest event reported)

CROSS BORDER RESOURCES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-52738	98-0555508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22610 US Highway 281 N., Suite 218 San Antonio, TX	78258
(Address of principal executive offices)	(Zip Code)

(210) 226-6700

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS 1.01 AND 2.03          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT AND CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

Amendment to Credit Agreement with Texas Capital Bank

On March 1, 2012, TCB and Cross Border Resources, Inc. (the “Company”) entered into a Consent, Waiver and First Amendment to Amended and Restated Credit Agreement (“TCB Amendment”) with Texas Capital Bank, N.A. (“TCB”) thereby increasing the Company’s borrowing base to $9,500,000. This TCB Amendment, which is effective February 29, 2012, amended that certain Amended and Restated Credit Agreement (the “Credit Agreement”) entered into by and between the Company and TCB on January 31, 2011.  The Credit Agreement provided the Company with an initial borrowing base of $4,000,000 but provided that the amount available under the Credit Agreement could be increased by TCB up to $25,000,000 based on the Company’s reserve reports and the value of the Company’s oil and gas properties.

On March 1, 2012, $3,295,000 of this increased available loan amount was used by the Company to redeem in full its 7½% Debentures, Series 2005 (the “Pure Debentures”) as more fully described below under Item 1.02. Prior to the redemption, the maximum borrowing amount available under the Credit Agreement was limited to $5,000,000 unless the trustee for the Pure Debentures consented to the increase. The redemption of the Pure Debentures allowed for the increase in the borrowing base.

The above summary is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which was filed as exhibit 10.1 to the Current Report on Form 8-K filed on February 7, 2011, and a copy of the Consent, Waiver and First Amendment to Amended and Restated Credit Agreement filed as exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEMS 5.02          DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS

Amendment to Employment Agreement with Will Gray

On March 6, 2012, the Company entered into an Amendment to Employment Agreement with Everett Willard “Will” Gray II (the “Gray Amendment”). The Gray Amendment did not expand the term of Mr. Gray’s employment but did amend the amounts payable to Mr. Gray upon termination without Cause (as defined in his original employment agreement), upon termination by Mr. Gray for Good Reason (as defined in his original employment agreement) or upon a Corporate Transaction (as defined in his original employment agreement) and amended the timing of such payment and definition of Corporate Transaction.

The Gray Amendment provides that in the event Mr. Gray is terminated without Cause by the Company (other than for death or disability) during the initial two-year term or upon a change in control event occurring during the initial two-year term (defined as a Corporate Transaction in the original Employment Agreement), Mr. Gray will be paid the following compensation: a lump sum cash payment in an amount equal to the sum of (a) twenty four (24) months of Mr. Gray’s annual base salary, and (b) the monetary equivalent of Mr. Gray’s benefits for a period of twenty-four (24) months. No severance is to be paid if Mr. Gray is terminated by the Company for Cause.

The Company's Compensation Committee discussed and approved (subject to final approval by management and the full Board of Directors) the general terms of the increased severance and change in control payment in November 2011. Management and the full Board of Directors approved the terms of the increased severance and change in control payment and finalized the form of the Gray Amendment on March 6, 2012.

Amendment to Employment Agreement with Larry Risley

On March 6, 2012, the Company entered into an Amendment to Employment Agreement with Lawrence J. Risley (the “Risley Amendment”). The Risley Amendment did not expand the term of Mr. Risley’s employment but did amend the amounts payable to Mr. Risley upon termination without Cause (as defined in his original employment agreement), upon termination by Mr. Risley for Good Reason (as defined in his original employment agreement) or upon a Corporate Transaction (as defined in his original employment agreement) and amended the timing of such payment and definition of Corporate Transaction.

The Risley Amendment provides that in the event Mr. Risley is terminated without cause by the Company (other than for death or disability) during the initial two-year term or upon a change in control event occurring during the initial two-year term (defined as a Corporate Transaction in the original Employment Agreement), Mr. Risley will be paid the following compensation: a lump sum cash payment in an amount equal to the sum of (a) twenty four (24) months of Mr. Risley’s annual base salary, and (b) the monetary equivalent of Mr. Risley’s benefits for a period of twenty-four (24) months. No severance is to be paid if Mr. Risley is terminated by the Company for Cause.

The Company's Compensation Committee discussed and approved (subject to final approval by management and the full Board of Directors) the general terms of the increased severance and change in control payment in November 2011. Management and the full Board of Directors approved the terms of the increased severance and change in control payment and finalized the form of the Risley Amendment on March 6, 2012.

Letter Agreement with Nancy S. Stephenson

On March 6, 2012, the Company agreed by letter agreement to pay to Nancy S. Stephenson certain amounts if she is terminated without Cause, upon her termination for Good Reason or upon a Corporate Transaction (all as defined therein) occurring on or before January 31, 2013. Upon such occurrence, she will be paid an amount equal to six (6) months of her annual base salary. No severance is to be paid if she is terminated by the Company for Cause.

The above summaries are qualified in their entirety by reference to the full text of the two Amendments to Employment Agreements (for Messrs. Gray and Risley) and the Letter Agreement to Ms. Stephenson, copies of which are filed as exhibits 10.2 through 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 1.02          TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As described under Item 1.01, the Company used $3,295,000 from the increased borrowing base from TCB to redeem the Pure Debentures issued pursuant to that certain Trust Indenture dated as of March 1, 2005, from Pure Energy and Pure Gas, as Issuer, to First Security Bank, as Trustee and Paying Agent (the “Trust Indenture”) filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 7, 2011. Upon redemption in full of the Pure Debentures, the Trust Indenture was terminated and is of no further force or effect other than those terms that expressly survive termination.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Consent, Waiver and First Amendment to Amended and Restated Credit Agreement with Texas Capital Bank, N.A.
10.2	First Amendment to Employment Agreement with Everett Willard “Will” Gray II
10.3	First Amendment to Employment Agreement with Lawrence J. Risley
10.4	Letter Agreement with Nancy S. Stephenson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2012	CROSS BORDER RESOURCES, INC.

	By:	/s/ Everett Willard Gray, II
Everett Willard Gray, II Chief Executive Officer and Chairman of the Board

CONSENT, WAIVER AND FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN

CROSS BORDER RESOURCES, INC.

AND

TEXAS CAPITAL BANK, N.A.

Effective
February 29, 2012

-i-

CONSENT, WAIVER AND FIRST AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT

This CONSENT, WAIVER AND FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into effective the 29th day of February, 2012 (the “Effective Date”), by and between CROSS BORDER RESOURCES, INC., a Nevada corporation (the “Borrower”), and TEXAS CAPITAL BANK, N.A., a national banking association (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Lender are parties to that certain Amended and Restated Credit Agreement dated January 31, 2011 (the “Agreement”); and

WHEREAS, the Borrower has requested that the Lender consent to certain actions by the Borrower which, without such consent, violate certain provisions of the Agreement and waive any Default or Event of Default which would otherwise arise from such actions, and the Lender has agreed to do so as provided in this Amendment;

WHEREAS, the Borrower and the Lender desire to amend the Agreement in the particulars hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1              Terms Defined Above. As used in this Consent, Waiver and First Amendment to Amended and Restated Credit Agreement, each of the terms “Agreement,” “Amendment,” “Borrower,” “Effective Date,” “Guarantor” and “Lender” shall have the meaning assigned to such term hereinabove.

1.2              Terms Defined in Agreement. Each term defined in the Agreement and used herein without definition shall have the meaning assigned to such term in the Agreement, unless expressly provided to the contrary.

1.3              References. References in this Amendment to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Amendment, unless expressly stated to the contrary. References in this Amendment to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Amendment in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, the terms “includes” and “including” used herein shall mean “includes, without limitation,” or “including, without limitation,” as the case may be, where appropriate. Except as otherwise indicated, references in this Amendment to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Amendment to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Amendment to amendments and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Amendment. References in this Amendment to Persons include their respective successors and permitted assigns.

1.4              Articles and Sections. This Amendment, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.5              Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.6              Negotiated Transaction. Each party to this Amendment affirms to the other that it has had the opportunity to consult, and discuss the provisions of this Amendment with, independent counsel and fully understands the legal effect of each provision.

Article II
CONSENT AND WAIVER

2.1              Consent and Waiver. The Lender hereby consents to the payment or redemption in full, but not in part, of the Subordinated Debt, in whole or in part with funds advanced to or for the benefit of the Borrower pursuant to the Agreement, and waives any Default or Event of Default which would otherwise arise from such actions.

2.2              Limitation on Consent and Waiver. Except for the consent and waiver set forth above in Section 2.1, nothing contained herein shall otherwise be deemed a consent to any violation of, or a waiver of compliance with, any term, provision or condition set forth in any of the Loan Documents or a consent to or waiver of any other or future violations, breaches, Defaults or Events of Default.

Article III
AMENDMENT TO AGREEMENT

As of the Effective Date, Section 2.4(a) of the Agreement is amended to read as follows in its entirety:

        “(a)        Proceeds of all Loans shall be used solely by the Borrower (i) to refinance the Indebtedness of the Borrower under the Existing Credit Agreement, (ii) to acquire and develop Oil and Gas Properties, (iii) for the Borrower’s working capital and general business purposes and capital expenditures not otherwise prohibited under applicable provisions of this Agreement, (iv) to advance funds to the Guarantors for working capital and general business purposes and capital expenditures not prohibited under the provisions of this Agreement or to acquire and develop Oil and Gas Properties, (v) to pay fees and expenses incurred in connection with this Agreement and for other general business purposes of the Borrower and (vi) repay or redeem, in full or in part, the Subordinated Debt.”

Article IV
CONDITIONS TO EFFECTIVENESS

The effectiveness of this Amendment is subject to satisfaction of the condition that the Lender shall have received from the Borrower payment, in immediately available funds, of (i) a fee in the amount of $50,000 in connection with the increase of the Borrowing Base in effect under the Agreement to the amount set forth in Article V and (ii) a fee in the amount of $50,000 as consideration for agreeing to this Amendment. Upon satisfaction of the foregoing condition, this Amendment shall be effective as of the Effective Date.

Article V
RATIFICATION AND ACKNOWLEDGEMENT

Each of the Borrower and the Lender does hereby adopt, ratify and confirm the Agreement, as the same is amended hereby, and acknowledges and agrees that the Agreement, as amended hereby, is and remains in full force and effect. Each of the Borrower and the Lender hereby agrees and acknowledges that, as of the date of execution of this Amendment by both the Borrower and the Lender, the Borrowing Base is $9,500,000 and the Monthly Reduction Amount is $0, which amounts it is agreed shall remain in effect until the next redetermination of the Borrowing Base and the Monthly Reduction Amount in accordance with the applicable provisions of the Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES

The Borrower does hereby re-make in favor of the Lender each of the representations and warranties made by it in the Loan Documents to which it is a party and further represents and warrants that each of such representations and warranties made by it remains true and correct as of the date of execution of this Amendment, updated and amended by the disclosures and information included in the Borrower's public filings made with the Securities and Exchange Commission.

Article VII
MISCELLANEOUS

7.1              Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Agreement.

7.2              Rights of Third Parties. Except as provided in Section 7.1, all provisions herein are imposed solely and exclusively for the benefit of the parties hereto.

7.3              Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument and shall be enforceable upon the execution of one or more counterparts hereof by each of the parties hereto. In this regard, each of the parties hereto acknowledges that a counterpart of this Amendment containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Amendment by each necessary party hereto and shall constitute one instrument.

7.4              Integration. This Amendment constitutes the entire agreement among the parties hereto with respect to the subject hereof. All prior understandings, statements and agreements, whether written or oral, relating to the subject hereof are superseded by this Amendment.

7.5              Invalidity. In the event that any one or more of the provisions contained in this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment.

7.6              Governing Law. This Amendment shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of such laws relating to conflicts of law.

(Signatures appear on following pages)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consent, Waiver and First Amendment to Amended and Restated Credit Agreement to be effective as of the Effective Date.

BORROWER:

CROSS BORDER RESOURCES, INC.

By: /s/Everett Willard Gray II
Name: Everett Willard Gray II
Title: Chief Executive Officer

LENDER:

TEXAS CAPITAL BANK, N.A.

By:/s/ Jonathan Gregory
Jonathan Gregory
Executive Vice President

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of the 6th day of March, 2012 (the “Effective Date”) by and between Everett Willard “Will” Gray II, a resident of the State of Texas (“Executive”), and cross border resources, inc., a Nevada corporation having its principal office at 22610 US Hwy 281 North, Suite 218, San Antonio, Texas, 78258 (the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in San Antonio, Texas focused on drilling exploratory and developmental wells in the Permian Basin region of the United States;

WHEREAS, the Company and Executive entered into an employment agreement dated as of the 31st day of January, 2011 (“Employment Agreement”); and

WHEREAS, the Company and Executive have agreed to amend the terms of the Employment Agreement by this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, it is hereby agreed as follows:

1.            Defined Terms. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings set forth in the Employment Agreement.

2.            Interpretation. To the extent that the terms and conditions of this Amendment conflict with the terms and conditions of the Employment Agreement, the terms and conditions of this Amendment shall control.

3.            Amended Sections of the Employment Agreement.

3.01. Section 5.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

5.1          Termination by the Company. The Company will have the following rights to terminate this Agreement prior to the expiration of the Term:

(a)          Non-Renewal. The Company may elect not to renew this Agreement by the service of written notice to the Executive not less than ninety (90) days prior to the expiration of the Initial Term or not less than thirty (30) days prior to the expiration of any Renewal Term (the “Company Non-Renewal Notice”). In the event the Company timely delivers a Company Non-Renewal Notice to Executive, Executive will be paid his current Annual Base Salary for the remainder of the Initial Term or a Renewal Term, as the case may be, plus a lump sum cash payment for any accrued but unused vacation through the end of the Initial Term or a Renewal Term, as the case may be, in accordance with the Company’s employment policies. Executive shall not be entitled to any further payments or benefits after the effective date of termination.

(b)          Termination without Cause. The Company may terminate this Agreement without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than (i) ninety (90) days after the date of such notice, if such notice is delivered during the Initial Term, and (ii) thirty (30) days after the date of such notice, if such notice is delivered during any Renewal Term (the “Company Termination Date”). In the event Executive is terminated without Cause by the Company (other than for death or Disability) during the Initial Term, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: a lump sum cash payment in an amount equal to (a) twenty-four months of the Executive’s Annual Base Salary; plus (b) the monetary equivalent of the benefits that would have been provided to Executive for a period of twenty-four (24) months. In the event Executive is terminated without Cause by the Company (other than for death or Disability) during any Renewal Term, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: (a) a lump sum cash payment in an amount equal to one month of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Company Termination Date in accordance with the Company’s employment policies.

(c)          Termination for Cause. The Company may terminate this Agreement for Cause by service of written notice of the event constituting Cause, and such Cause continues for a period of thirty (30) days after written notification; provided, however, that in the event Cause cannot or is unable to be cured, then subject to this subsection (b), termination for Cause shall happen immediately following delivery of written notice. In the event this Agreement is terminated by the Company for Cause, the Company will not have any further obligations towards Executive hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination. For purposes of this Agreement, “Cause” shall mean any of the following: (1)  an intentional act of fraud, embezzlement, theft or any other material violation of law by Executive; (2)  grossly negligent or intentional damage to the Company’s reputation or assets caused by Executive; (3) grossly negligent or intentional disclosure by Executive of Confidential Information (as defined below) contrary to Executive’s obligations set forth herein; (4) the willful and continued failure by Executive to substantially perform required duties for the Company (other than as a result of Disability or death); (5) a material breach of this Agreement by Executive; or (6) the willful engagement in illegal conduct, gross misconduct by Executive, or a clearly established violation by Executive of the Company’s written policies and procedures, which is demonstrably and materially injurious to the Company, monetarily or otherwise. Any termination for Cause must be approved by a majority of the disinterested or independent members of the Board of Directors. If written notice has been delivered to Executive alleging termination for Cause, Executive will have the right to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors, at which meeting Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of the Company’s written notice, any termination of this Agreement will be deemed to have occurred without Cause during the Initial Term.

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3.02       Subsection (c) of 5.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(c)          Termination for Good Reason. Executive may terminate this Agreement for Good Reason by service of written notice of the event constituting Good Reason, and such Good Reason continues for a period of thirty (30) days after written notification; provided, however, that in the event such Good Reason cannot or is unable to be cured, then, subject to this subsection (b), termination for Good Reason shall happen immediately following delivery of written notice. Notice shall be provided within one (1) year of the date of the event constituting Good Reason occurred. In the event Executive terminates this Agreement for Good Reason during the Initial Term, then Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: (a) twenty-four months of the Executive’s Annual Base Salary; plus (b) the monetary equivalent of the benefits that would have been provided to Executive for a period of twenty-four (24) months. In the event Executive terminates this Agreement for Good Reason during any Renewal Term, the Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: (a) a lump sum cash payment in an amount equal to one month of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Company Termination Date in accordance with the Company’s employment policies. For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) a material diminution in Executive’s authority, duties, or responsibilities (including reporting responsibilities), except in connection with the termination of his employment for Cause, or as a result of his Disability or death; (2) a material diminution in Executive’s Annual Base Salary, except in the case of consent or in the case the Company had a net loss for the previous fiscal year; (3) the Company requiring Executive (without the consent of Executive) to be based at any place outside a fifty (50) mile radius of his place of employment immediately prior to such proposed relocation, except for reasonably required travel on the Company’s business; (4) any material breach by the Company of any provision of this Agreement; or (5) any purported termination of Executive’s employment for Cause by the Company which does not otherwise comply with the terms of this Agreement. If written notice has been delivered to the Company alleging termination for Good Reason, the Board of Directors of the Company will have the right to request a meeting with Executive to be held at a mutually agreeable time and location, at which meeting the Company and Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of Executive’s written notice, any termination of this Agreement by Executive will be deemed to have occurred without Good Reason.

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3.03         Section 5.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

5.3          Termination After Corporate Transaction. If during the Initial Term of this Agreement a Corporate Transaction (as hereafter defined) occurs, then Executive will be entitled to a severance payment within ten (10) days of the Corporate Transaction, as if he had been terminated without Cause. Executive’s right to the foregoing payment shall not be in addition to any payment Executive may be entitled to but in lieu of such payment.

(a)          For the purpose of this Agreement, a “Corporate Transaction” means the occurrence of any of the following:

(1)          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”).

(2)          The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.

(3)          The consummation of a reorganization, merger, or consolidation of the Company (a “Business Combination”), unless following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the surviving company’s outstanding shares of common stock or the combined voting power.

4

(4)          The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(5)          A sale, disposition or liquidation of at least 50% of the Company’s assets.

3.04          Section 5.7 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Executive's entitlement to the benefits provided in this Section 5 are contingent on Executive delivering to the Company and not revoking a Separation Agreement and General Release, the form of which is attached hereto as Exhibit B (with removal of those provisions which may not be applicable given the circumstances of the payment).

.

4.          Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original and taken together shall be considered as one document. Further, this document may be executed by facsimile signature and Company and Executive hereby acknowledge their intent to be bound by the facsimile signatures the same as if they are original signatures.

5.          Agreement Effective. Except as herein modified, all terms and conditions of the Employment Agreement shall remain in full force and effect, shall not be considered amended or modified except as is specifically set forth in this Amendment and are herby ratified and confirmed in all respects.

6.          Ratification. Except as otherwise provided herein, the Employment Agreement shall continue in full force and effect, in accordance with its terms, and Company and Executive hereby expressly ratify, confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to the Employment Agreement, as modified by this Amendment, and the same shall constitute valid and binding agreements of each party, enforceable against such party in accordance with its terms.

5

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CROSS BORDER RESOURCES, INC.

By: /s/ Brad Heidelberg
Brad Heidelberg
Director and Chair of the Compensation Committee

EXECUTIVE

/s/ Everett Willard Gray II
Everett Willard “Will” Gray II

6

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of the 6th day of March, 2012 (the “Effective Date”) by and between Lawrence J. Risley, a resident of the State of Texas (“Executive”), and cross border resources, inc., a Nevada corporation having its principal office at 22610 US Hwy 281 North, Suite 218, San Antonio, Texas, 78258 (the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in San Antonio, Texas focused on drilling exploratory and developmental wells in the Permian Basin region of the United States;

WHEREAS, the Company and Executive entered into an employment agreement dated as of the 31st day of January, 2011 (“Employment Agreement”); and

WHEREAS, the Company and Executive have agreed to amend the terms of the Employment Agreement by this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, it is hereby agreed as follows:

1.           Defined Terms. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings set forth in the Employment Agreement.

2.           Interpretation. To the extent that the terms and conditions of this Amendment conflict with the terms and conditions of the Employment Agreement, the terms and conditions of this Amendment shall control.

3.           Amended Sections of the Employment Agreement.

3.01.        Section 5.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

5.1         Termination by the Company. The Company will have the following rights to terminate this Agreement prior to the expiration of the Term:

(a)             Non-Renewal. The Company may elect not to renew this Agreement by the service of written notice to the Executive not less than ninety (90) days prior to the expiration of the Initial Term or not less than thirty (30) days prior to the expiration of any Renewal Term (the “Company Non-Renewal Notice”). In the event the Company timely delivers a Company Non-Renewal Notice to Executive, Executive will be paid his current Annual Base Salary for the remainder of the Initial Term or a Renewal Term, as the case may be, plus a lump sum cash payment for any accrued but unused vacation through the end of the Initial Term or a Renewal Term, as the case may be, in accordance with the Company’s employment policies. Executive shall not be entitled to any further payments or benefits after the effective date of termination.

(b)             Termination without Cause. The Company may terminate this Agreement without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than (i) ninety (90) days after the date of such notice, if such notice is delivered during the Initial Term, and (ii) thirty (30) days after the date of such notice, if such notice is delivered during any Renewal Term (the “Company Termination Date”). In the event Executive is terminated without Cause by the Company (other than for death or Disability) during the Initial Term, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: a lump sum cash payment in an amount equal to (a) twenty-four months of the Executive’s Annual Base Salary; plus (b) the monetary equivalent of the benefits that would have been provided to Executive for a period of twenty-four (24) months. In the event Executive is terminated without Cause by the Company (other than for death or Disability) during any Renewal Term, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: (a) a lump sum cash payment in an amount equal to one month of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Company Termination Date in accordance with the Company’s employment policies.

(c)             Termination for Cause. The Company may terminate this Agreement for Cause by service of written notice of the event constituting Cause, and such Cause continues for a period of thirty (30) days after written notification; provided, however, that in the event Cause cannot or is unable to be cured, then subject to this subsection (b), termination for Cause shall happen immediately following delivery of written notice. In the event this Agreement is terminated by the Company for Cause, the Company will not have any further obligations towards Executive hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination. For purposes of this Agreement, “Cause” shall mean any of the following: (1)  an intentional act of fraud, embezzlement, theft or any other material violation of law by Executive; (2)  grossly negligent or intentional damage to the Company’s reputation or assets caused by Executive; (3) grossly negligent or intentional disclosure by Executive of Confidential Information (as defined below) contrary to Executive’s obligations set forth herein; (4) the willful and continued failure by Executive to substantially perform required duties for the Company (other than as a result of Disability or death); (5) a material breach of this Agreement by Executive; or (6) the willful engagement in illegal conduct, gross misconduct by Executive, or a clearly established violation by Executive of the Company’s written policies and procedures, which is demonstrably and materially injurious to the Company, monetarily or otherwise. Any termination for Cause must be approved by a majority of the disinterested or independent members of the Board of Directors. If written notice has been delivered to Executive alleging termination for Cause, Executive will have the right to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors, at which meeting Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of the Company’s written notice, any termination of this Agreement will be deemed to have occurred without Cause during the Initial Term.

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3.02       Subsection (c) of 5.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(c) Termination for Good Reason. Executive may terminate this Agreement for Good Reason by service of written notice of the event constituting Good Reason, and such Good Reason continues for a period of thirty (30) days after written notification; provided, however, that in the event such Good Reason cannot or is unable to be cured, then, subject to this subsection (b), termination for Good Reason shall happen immediately following delivery of written notice. Notice shall be provided within one (1) year of the date of the event constituting Good Reason occurred. In the event Executive terminates this Agreement for Good Reason during the Initial Term, then Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: (a) twenty-four months of the Executive’s Annual Base Salary; plus (b) the monetary equivalent of the benefits that would have been provided to Executive for a period of twenty-four (24) months. In the event Executive terminates this Agreement for Good Reason during any Renewal Term, the Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: (a) a lump sum cash payment in an amount equal to one month of Executive’s Annual Base Salary; plus (b) a lump sum cash payment for any accrued but unused vacation through the Company Termination Date in accordance with the Company’s employment policies. For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) a material diminution in Executive’s authority, duties, or responsibilities (including reporting responsibilities), except in connection with the termination of his employment for Cause, or as a result of his Disability or death; (2) a material diminution in Executive’s Annual Base Salary, except in the case of consent or in the case the Company had a net loss for the previous fiscal year; (3) the Company requiring Executive (without the consent of Executive) to be based at any place outside a fifty (50) mile radius of his place of employment immediately prior to such proposed relocation, except for reasonably required travel on the Company’s business; (4) any material breach by the Company of any provision of this Agreement; or (5) any purported termination of Executive’s employment for Cause by the Company which does not otherwise comply with the terms of this Agreement. If written notice has been delivered to the Company alleging termination for Good Reason, the Board of Directors of the Company will have the right to request a meeting with Executive to be held at a mutually agreeable time and location, at which meeting the Company and Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of Executive’s written notice, any termination of this Agreement by Executive will be deemed to have occurred without Good Reason.

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3.03.       Section 5.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

5.3         Termination After Corporate Transaction. If during the Initial Term of this Agreement a Corporate Transaction (as hereafter defined) occurs, then Executive will be entitled to a severance payment within ten (10) days of the Corporate Transaction, as if he had been terminated without Cause. Executive’s right to the foregoing payment shall not be in addition to any payment Executive may be entitled to but in lieu of such payment.

(a)           For the purpose of this Agreement, a “Corporate Transaction” means the occurrence of any of the following:

(1)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”).

(2)           The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.

(3)           The consummation of a reorganization, merger, or consolidation of the Company (a “Business Combination”), unless following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the surviving company’s outstanding shares of common stock or the combined voting power.

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(4)           The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(5)           A sale, disposition or liquidation of at least 50% of the Company’s assets.

3.04        Section 5.7 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Executive's entitlement to the benefits provided in this Section 5 are contingent on Executive delivering to the Company and not revoking a Separation Agreement and General Release, the form of which is attached hereto as Exhibit B (with removal of those provisions which may not be applicable given the circumstances of the payment).

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4.           Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original and taken together shall be considered as one document. Further, this document may be executed by facsimile signature and Company and Executive hereby acknowledge their intent to be bound by the facsimile signatures the same as if they are original signatures.

5.           Agreement Effective. Except as herein modified, all terms and conditions of the Employment Agreement shall remain in full force and effect, shall not be considered amended or modified except as is specifically set forth in this Amendment and are herby ratified and confirmed in all respects.

6.           Ratification. Except as otherwise provided herein, the Employment Agreement shall continue in full force and effect, in accordance with its terms, and Company and Executive hereby expressly ratify, confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to the Employment Agreement, as modified by this Amendment, and the same shall constitute valid and binding agreements of each party, enforceable against such party in accordance with its terms.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CROSS BORDER RESOURCES, INC.

By: /s/Brad Heidelberg
Brad Heidelberg
Director and Chair of the Compensation Committee

EXECUTIVE

/s/ Lawrence J. Risley
LAWRENCE J. RISLEY

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March 6, 2012

Nancy S. Stephenson

22610 US Highway 281 N., Suite 218
San Antonio, TX 78258

Re:          Severance Agreement

Dear Nancy:

In connection with your employment with Cross Border Resources, Inc. as the Company’s Chief Accounting Officer, Treasurer and Secretary, the Company is pleased to offer you (the “Executive”) the following severance package:

1.            Termination Without Cause. The Company may terminate this Agreement without Cause at any time by the service of written notice of termination to the Executive (the “Company Termination Date”). In the event Executive is terminated without Cause by the Company (other than for death or disability) prior to January 31, 2013, Executive will be paid the following compensation within sixty (60) days of the Company Termination Date: a lump sum cash payment in an amount equal to six (6) months of the Executive’s Annual Base Salary.

2.            Termination For Cause. The Company may terminate this Agreement for Cause by service of written notice of the event constituting Cause, and such Cause continues for a period of thirty (30) days after written notification; provided, however, that in the event Cause cannot or is unable to be cured, then subject to this subsection (b), termination for Cause shall happen immediately following delivery of written notice. In the event this Agreement is terminated by the Company for Cause, the Company will not have any further obligations towards Executive hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination.

For purposes of this Agreement, “Cause” shall mean any of the following: (1)  an intentional act of fraud, embezzlement, theft or any other material violation of law by Executive; (2)  grossly negligent or intentional damage to the Company’s reputation or assets caused by Executive; (3) grossly negligent or intentional disclosure by Executive of Confidential Information (as defined below) contrary to Executive’s obligations set forth herein; (4) the willful and continued failure by Executive to substantially perform required duties for the Company (other than as a result of Disability or death); (5) a material breach of this Agreement by Executive; or (6) the willful engagement in illegal conduct, gross misconduct by Executive, or a clearly established violation by Executive of the Company’s written policies and procedures, which is demonstrably and materially injurious to the Company, monetarily or otherwise. Any termination for Cause must be approved by a majority of the disinterested or independent members of the Board of Directors. If written notice has been delivered to Executive alleging termination for Cause, Executive will have the right to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors, at which meeting Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of the Company’s written notice, any termination of this Agreement will be deemed to have occurred without Cause.

3.            Termination by Executive Without Good Reason. Executive may voluntarily terminate this Agreement without Good Reason by the service of written notice of such termination to the Company specifying an effective date of such termination ninety (90) days after the date of such notice (the “Executive Termination Date”), during which time Executive may use remaining accrued vacation days, or at the Company’s option, be paid for such days. In the event this Agreement is terminated by Executive without Good Reason, the Company will not have any further obligations to Executive including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination.

4.            Termination by Executive For Good Reason. Executive may terminate this Agreement for Good Reason by service of written notice of the event constituting Good Reason, and such Good Reason continues for a period of thirty (30) days after written notification; provided, however, that in the event such Good Reason cannot or is unable to be cured, then termination for Good Reason shall happen immediately following delivery of written notice. In the event Executive terminates this Agreement for Good Reason prior to January 31, 2013, then Executive will be paid the following compensation within sixty (60) days of the Executive Termination Date: a lump sum cash payment in an amount equal to six (6) months of the Executive’s Annual Base Salary.

For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) a material diminution in Executive’s authority, duties, or responsibilities (including reporting responsibilities), except in connection with the termination of his employment for Cause, or as a result of his Disability or death; (2) a material diminution in Executive’s Annual Base Salary, except in the case of consent or in the case the Company had a net loss for the previous fiscal year; (3) the Company requiring Executive (without the consent of Executive) to be based at any place outside a fifty (50) mile radius of his place of employment immediately prior to such proposed relocation, except for reasonably required travel on the Company’s business; (4) any material breach by the Company of any provision of this Agreement; or (5) any purported termination of Executive’s employment for Cause by the Company which does not otherwise comply with the terms of this Agreement. If written notice has been delivered to the Company alleging termination for Good Reason, the Board of Directors of the Company will have the right to request a meeting with Executive to be held at a mutually agreeable time and location, at which meeting the Company and Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing within thirty (30) days after delivery of Executive’s written notice, any termination of this Agreement by Executive will be deemed to have occurred without Good Reason.

5.            Termination After Corporate Transaction. If a Corporate Transaction (as hereafter defined) occurs prior to January 31, 2013, then Executive will be entitled to a severance payment within ten (10) days of the Corporate Transaction, as if she had been terminated without Cause. Executive’s right to the foregoing payment shall not be in addition to any payment Executive may be entitled to but in lieu of such payment. For the purpose of this Agreement, a “Corporate Transaction” means the occurrence of any of the following:

(1)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”).

(2)            The individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.

(3)            The consummation of a reorganization, merger, or consolidation of the Company (a “Business Combination”), unless following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the surviving company’s outstanding shares of common stock or the combined voting power.

(4)            The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(5)            A sale, disposition or liquidation of at least 50% of the Company’s assets.

6.            Effect of Termination. Subject to the surviving covenants and obligations contained herein, the termination of this Agreement will terminate all obligations of Executive to render services on behalf of the Company. Except as otherwise provided herein, no accrued bonus, severance pay or other form of compensation will be payable by the Company to Executive by reason of the termination of this Agreement. In the event that payments are required to be made by the Company under this Letter Agreement, Executive will not be required to seek other employment as a means of mitigating the Company’s obligations hereunder resulting from termination of Executive’s employment and the Company’s obligations hereunder (including payment of severance benefits) will not be terminated, reduced or modified as a result of Executive’s earnings from other employment or self-employment. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company. Executive will have the right to retain and remove all personal property and effects that are owned by Executive and located in the offices of the Company. Executive's entitlement to the benefits provided in this Letter Agreement are contingent on Executive delivering to the Company a general release of all claims.

Nothing herein shall be deemed to change your employment from an at-will position or alter the other terms of your employment. Your employment shall be terminable by you or the Company at any time; provided that the Company shall pay to you any amounts required as described above.

If the foregoing is acceptable, please acknowledge your acceptance of the foregoing severance package by signing on the line below.

Sincerely,

CROSS BORDER RESOURCES, INC.

By: /s/ Brad Heidelberg________________
Brad Heidelberg
Director and Chair of the Compensation Committee

ACCEPTED AND AGREED:

/s/ Nancy S. Stephenson

Nancy S. Stephenson